Filed pursuant to Rule 424(b)(3)

Registration No. 333-254677

The Alkaline Water Company Inc.

Supplement No. 1 dated August 26, 2021
To the Prospectus dated March 31, 2021

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This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated March 31, 2021. The purpose of this Supplement No. 1 is to include the following updated information.

Selling Stockholders Table

The "Selling Stockholders" table contained in our prospectus dated March 31, 2021 is amended as follows to reflect a transfer by Johnny Ciampi of 91,642 Class A common share purchase warrants and 91,642 Class B common share purchase warrants to James J. Decker and subsequent issuance of shares of our common stock upon exercise of certain of warrants by Messrs. Decker and Ciampi. Except as amended by this prospective supplement to reflect such transfer and issuance, the "Selling Stockholders" table contained in our prospectus dated March 31, 2021 is not otherwise affected by this prospectus supplement.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
James J. Decker	5,897,568(4)	5,897,568(5)	nil	*
Johnny Ciampi	882,524(6)	882,524(7)	nil	*

Notes

* Less than 1%.

(1) Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person.

(2) We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

(3) Based on 94,641,502 shares of our common stock issued and outstanding as of August 25, 2021. Shares of our common stock issuable upon exercise of warrants owned by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4) Consists of 2,857,142 shares of our common stock held in the name of Bank Von Roll AG, 1,520,213 shares of our common stock issued upon exercise of warrants, 1,428,571 shares of our common stock issuable upon exercise of warrants held in the name of Bank Von Roll AG, which are exercisable within 60 days, and 91,642 shares of our common stock issuable upon exercise of warrants, which are exercisable within 60 days.

(5) Consists of 2,857,142 shares of our common stock held in the name of Bank Von Roll AG, 1,520,213 shares of our common stock issued upon exercise of warrants, 1,428,571 shares of our common stock issuable upon exercise of warrants held in the name of Bank Von Roll AG and 91,642 shares of our common stock issuable upon exercise of warrants.

(6) Consists of 532,904 shares of our common stock, 174,810 shares of our common stock issued upon exercise of warrants and 174,810 shares of our common stock issuable upon exercise of warrants, which are exercisable within 60 days.

(7) Consists of 532,904 shares of our common stock, 174,810 shares of our common stock issued upon exercise of warrants and 174,810 shares of our common stock issuable upon exercise of warrants.